Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

BLUE CALYPSO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Blue Calypso, Inc.

2.
That a Certificate of Amendment was filed by the Secretary of State of Delaware on June 26, 2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is that it inadvertently omitted the amendment to the authorized number of shares of Common Stock contained in subsection 1 of Article FOURTH Section A.

4.	Article Fourth Section A is corrected to read as follows:

FOURTH:  A.  Classes and Numbers of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is Eighteen Million Six Hundred Thousand (18,600,000).  The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.           Thirteen Million Six Hundred Thousand (13,600,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”); and

2.           Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

3.           Effective at 5:00 p.m. (Eastern Time) on the date of filing with the Secretary of State of the State of Delaware (such time, on such date, the “Effective Time”) of this Certificate of Amendment pursuant to the Delaware General Corporation Law, each 50 shares of the Corporation’s common stock, $0.0001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and non-assessable share of common stock, $0.0001 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction this 20th day of April 2016.

By: /s/ Chris Fameree
Name: Chris Fameree
Title: Chief Financial Officer